Exhibit 3(iii)(3)

State of New York	}	ss:
Department of State	}

I hereby certify that the annexed copy has been compared with the original document in the custody of the Secretary of State and that the same is a true copy of said original.

          Witness my hand and seal of the Department of State on

March 16, 2007

Special Deputy Secretary of State

CERTIFICATE OF AMENDMENT

of the

CERTIFICATE OF INCORPORATION

of

CENTRAL HUDSON GAS & ELECTRIC CORPORATION

under Section 805 of the Business corporation Law

                              Pursuant to the provisions of Section 805 of the BUSINESS CORPORATION LAW, the undersigned being the President and Chief Operating Officer and the Secretary of CENTRAL HUDSON GAS & ELECTRIC CORPORATION, hereby certify:

                              1.     The name of the Corporation is CENTRAL HUDSON GAS & ELECTRIC CORPORATION.

                              2.     The Certificate of Consolidation forming the Corporation was filed in the Office of the Secretary of State of the State of New York on December 31, 1926.

                              3.     The Certificate of Incorporation, as heretofore amended, is hereby further amended to effect changes authorized by section 801(b) of the Business Corporation Law, to wit: to institute “fair price” provisions relating to certain business combinations and restrict future amendments of such provisions.

                              4.     To effect the amendment pursuant to Paragraph 3 above, the Certificate of Incorportion of the Corporation, as heretofore amended, is hereby further amended by designating current Paragraph “4” as Paragraph “4(a)” and adding Paragraph 4(b) thereto so that Paragraph 4 of the Corporation’s certificate of Incorporation, as so amended, reads in its entirety as follows:

           4.    (a) The total number of shares which the Corporation is henceforth to have is 31,200,000 shares, of which 1,200,000 shares will be Serial Preferred Stock of the par value of $100 per share, and 30,000,000 shares will be Common Stock of the par value of $5 per share.

                  (b) The respective shares of the Common Stock shall entitle the holders of record thereof to one vote for each share of such Common Stock standing in the holder’s name on the record of shareholders of the Corporation.

          Notwithstanding any other provision of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Voting Stock requited by law, this Certificate of Incorporation or any Preferred or Preference Stock Designation, the affirmative vote of the holders of at least 80 percent of the combined voting power of all of the then outstanding shares of the Corporation entitled to vote in the election of directors, voting together as a single class shall be required to (i) alter, amend or repeat this subparagraph (b), or any provision hereof, or (ii) alter, amend or repeat any provision of the By-Laws which is to the same effect as this subparagraph (b), or any provision hereof.

          For purposes of this Paragraph 4(b), the term “Voting Stock” shall mean all outstanding shares of capital stock of all classes and series of the Corporation entitled to vote generally in the election of directors of the Corporation, in each case voting together as a single class.

                              5.     To effect the amendment pursuant to Paragraph 3 above, the Certificate of Incorporation of the Corporation, as heretofore amended, is hereby further amended by inserting the following new Paragraph 12 to read as follows:

               12.     The vote of the shareholders of the Corporation required to approve any Business Combination shall be as set forth in this Paragraph 12. The term “Business Combination” shall mean any transaction that is referred to in any one or more clauses (A) through (E) of subparagraph (a) of this Paragraph 12. Each other capitalized term shall have the meaning ascribed to it in subparagraph (c) of this Paragraph 12.

(a) In addition to any affirmative vote required by law or this Certificate of Incorporation and except as otherwise expressly provided in subparagraph (b) of this paragraph 12.

          (A)     any merger, consolidation or binding share exchange of the Corporation or any Subsidiary with (i) any Interested Shareholder or (ii) any other person (whether or not itself an Interested Shareholder) which is, or after such merger, consolidation or binding share exchange would be, an Affiliate of an Interested Shareholder; or

         (B)     any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Shareholder or any Affiliate of any Interested Shareholder of assets of the Corporation or any Subsidiary having an aggregate Fair Market Value of $5,000,000 or more; or

         (C)     the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to any Interested Shareholder or any Affiliate of any Interested Shareholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $5,000,000 or more, other than the issuance of securities upon the conversion of convertible securities of the Corporation or any Subsidiary which were not acquired by such Interested Shareholder (or such Affiliate), from the Corporation or a Subsidiary; or

(D) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Shareholder or any Affiliate of any Interested Shareholder, or

          (E)     any transaction involving the Corporation or any Subsidiary (whether or not with or into or otherwise involving an Interested Shareholder), and including, without limitation, any reclassification of securities (including any reverse stock split), or recapitalization or reorganization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any self tender offer for or repurchase of securities of the Corporation by the Corporation or any Subsidiary or any other transaction (whether or not with or into or otherwise involving an Interested Shareholder), which in any such case has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity securities or securities convertible into equity securities of the Corporation or any Subsidiary which is directly or indirectly beneficially owned by any Interested Shareholder or any Affiliate of any Interested Shareholder;

shall require the affirmative vote of the holders of at least 80 percent of the combined voting power of the then outstanding shares of the Voting Stock, in each case voting together as a single class, which vote shall include the affirmative vote of at least two-thirds (2/3) of the combined voting power of the outstanding shares of Voting Stock held by shareholders other than the Interested Shareholder. Such affirmative vote shall be required notwithstanding any provision of law or any other provision of this Certificate of Incorporation or any agreement with any national securities exchange or otherwise which might permit a lesser vote or no vote and in addition to any affirmative vote required of the holders of any class or series of Voting Stock pursuant to law, this Certificate of Incorporation or any class or series of Preferred or Preference Stock Designation (a “Preferred or Preference Stock Designation” being any designation of the rights, powers and preferences of any class or series of Preferred or Preference Stock made pursuant to Paragraph 5 of this Certificate of Incorporation)

          (b)     The provisions of subparagraph (a) of this Paragraph 12 shall not be applicable to any particular Business combination and such Business combination shall require only such affirmative vote as may be, required by law, any other provision of this Certificate of Incorporation, any Preferred or Preference Stock Designation and any agreement with any national securities exchange if in the case of a Business Combination that does not involve any case or other consideration being received by the shareholder of this Corporation, solely in their respective capacities as shareholders of the Corporation, the condition specified in the following subparagraph (1) is met, or, in the case of any other Business Combination, the conditions specified in the following subparagraph (1) or the conditions specified in the following subparagraph (2) are met:

(1) such Business Combination shall have been approved by a majority of the Disinterested Directors; or

(2) each of the five conditions specified in the following clauses (A) through (E) shall have been met:

           (A)     the aggregate-amount of the cash and the Fair Market Value as of the Consummation Date of any consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the highest of the following (it being intended that the requirements of this clause (2)(A) shall be required to be met with respect to all shares of Common Stock outstanding whether or not the Interested Shareholder has acquired any shares of the Common Stock):

          (i)     if applicable, the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid in order to acquire any shares of Common Stock beneficially owned by the Interested Shareholder which were acquired beneficially by such Interested Shareholder (x) within the two-year period immediately prior to the Announcement Date or (y) in the transaction in which it became an Interested Shareholder, whichever is higher; or

(ii) the Fair Market Value per share of Common Stock on the Announcement Date or on the Determination Date, whichever is higher; or

          (iii)     the amount which bears the same percentage relationship to the Fair Market Value of the Common Stock on the Announcement Date as the highest per share price determined in (2)(A)(i) above bears to the Fair Market Value of the Common Stock on the date of the commencement of the acquisition of the Common Stock by such Interested Shareholder; and

          (B)     the aggregate amount of the cash and the Fair Market Value as of the Consummation Date of any consideration other than cash to be received per share by holders of the shares of any class or series of Voting Stock (other than Common Stock) shall be at least equal to the highest of the following (it being intended that the requirements of this clause (2)(B) shall be required to be met with respect to every class and series of such outstanding Voting Stock, whether or not the Interested Shareholder has previously acquired any shares of a particular class or series of Voting Stock):

          (i)     if applicable, the highest per share price (including any brokerage commissions transfer taxes and soliciting dealers’ fees) paid in order to acquire any shares of such class or series of Voting Stock beneficially owned by the Interested Shareholder, which were acquired beneficially by such Interested Shareholder (x) within the two-year period immediately prior to the Announcement Date or (y) in the transaction in which it became an Interested Shareholder, whichever is higher; or

          (ii)     if applicable, the highest preferential amount per share to which the holders of shares of such class or series of Voting Stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation; or

(iii) the Fair Market Value per share of such class or series of Voting Stock on the Announcement Date or the Determination Date, whichever is higher; or

          (iv)     the amount which bears the same percentage to the Fair Market Value of such class or series of Voting Stock on the Announcement Date as the highest per share price in (2)(B)(i) above bears to the Fair Market Value of such Voting Stock on the date of the commencement of the acquisition of such Voting Stock by such Interested Shareholder: and

          (C)     the consideration to be received by holders of a particular class or series of outstanding Voting Stock (including Common Stock) shall be in cash or in the same form as was previously paid in order to acquire beneficially shares of such class or series of Voting Stock that are beneficially owned by the Interested Shareholder and if the Interested Shareholder beneficially owns shares of any class or series of Voting Stock that were acquired with varying forms of consideration, the form of consideration to be received by each holder of such class or series of Voting Stock shall be, at the option of such holder, either cash or the form used by the Interested Shareholder to acquire beneficially the largest number of shares of such class or series of Voting Stock beneficially acquired by it prior to the Announcement Date: and

(D) after such Interested Shareholder has become an Interested Shareholder and prior to the consummation of such Business Combination;

          (i)     such Interested Shareholder shall not have become the beneficial owner of any additional shares of Voting Stock of the Corporation, except as part of the transaction in which it became an Interested Shareholder or upon conversion of convertible securities acquired by it prior to becoming an Interested Shareholder or as a result of a pro rata stock dividend or stock split; and

          (ii)     such Interested Shareholder shall not have received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges or other financial assistance or tax credits or other tax advantages provided by the Corporation ‘or any Subsidiary, whether in anticipation of or in connection with such Business Combination or otherwise; and

          (iii)     such Interested Shareholder shall not have caused any material change in the Corporation’s business or capital structure, including, without limitation, the issuance of shares of capital stock of the Corporation to any third party; and

          (iv)      there shall have been (x) no failure to declare and pay at the regular date therefor the full amount of dividends (whether or not cumulative) on any outstanding Preferred or preference Stock, except as approved by a majority of the Disinterested Directors, (y) no reduction in the rate of dividends, annualized on the basis of the last dividend declaration paid on Common Stock (except as necessary to reflect any subdivision of the Common Stock (except) as approved by a majority of the Disinterested Directors and (z) an increase in such annual rate of dividends (as necessary to prevent any such reduction) in the event of any reclassification (including any reverse stock split), recapitalization, reorganization, self, tender offer or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure so to increase such annual rate was approved by a majority of the Disinterested Directors; and

(E) a proxy or information statement describing the proposed Business Combination and Complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulation thereunder (or any subsequent provisions replacing such Act, rules and regulations), whether or not the Corporation is then subject to such requirements, shall be mailed by and at the expense of the Interested Shareholder at least 30 days prior to the Consummation Date of such Business Combination to the public shareholders of the Corporation (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions), and shall contain at the front thereof in a prominent place (i) any recommendations as to the advisability (or in advisability) of the Business Combination which the Disinterested Directors, if any, may choose to state, and (ii) the opinion of a reputable national investment banking firm as to the fairness (or not) of such Business Combination from the point of view of the remaining public shareholders of the Corporation (such investment banking firm to be engaged solely on behalf of the remaining public shareholders, to be paid a reasonable fee for their services by the Corporation upon receipt of such opinion, to be unaffiliated with such Interested Shareholder, and, if there are at the time any Disinterested Directors, to be selected by a majority of the Disinterested Directors).

(c) For purposes of this Paragraph 12:

          (1) A“person” shall include, without limitation, any individual, firm, corporation, group (as such term is used in Regulation 13D-G of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on January 1, 1990) or other entity.

(2) “interested Shareholder” shall mean any person (other than the Corporation or any Subsidiary or any employee benefit plan of the Corporation or any Subsidiary) who or which:

(A) is the beneficial owner, directly or indirectly, of more than 10 percent of the combined voting power of the then outstanding shares of Voting Stock; or

          (B) is an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10 percent or more of the combined voting power of the then outstanding shares of Voting Stock; or

          (C) is an assignee of or has otherwise succeeded to the beneficial ownership of any shares of Voting Stock that were at any time within the two-year period immediately prior to the date in question beneficially owned by an interested Shareholder, if such assignment or succession shall have occurred in the course or a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

(3) A person shall be a “beneficial owner” of any Voting Stock:

(A) which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly; or

          (B) which such person or any of its Affiliates or Associates has (a) the right to acquire (whether or not such right is exercisable immediately) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (b) the right to vote or direct the vote pursuant to any agreement, arrangement or understanding or

(C) which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

          (4) For the purposes of determining whether a person is an Interested Shareholder pursuant to subparagraph (c)(2) of this Paragraph 12, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned by such Interested Shareholder through application of subparagraph (c)(3) of this Paragraph 12, but shall not include any other shares of Voting Stock that may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

          (5) “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on January 1, 1990.

          (6) “Subsidiary” shall mean any company more than 50 percent of whose outstanding equity securities having ordinary voting power in the election of directors is owned, directly or indirectly, by the Corporation or by a Subsidiary or by the Corporation and one or more Subsidiaries; provided, however, that for the purposes of the definition of Interested Shareholder set forth in subparagraph (c)(2) of this Paragraph 12, the term “Subsidiary” shall mean only a company of which a majority of each class or series of capital stock entitled to vote generally in the election of directors of such company is owned, directly or indirectly, by the Corporation.

          (7) “Disinterested Director” shall mean any member of the Board of Directors of the Corporation who is unaffiliated with, and not a nominee of, the Interested Shareholder and was a member of the Board prior to the time that the interested Shareholder became an Interested Shareholder, and any successor of a Disinterested Director who is unaffiliated with, and not a nominee of, the Interested Shareholder and who is recommended to succeed a Disinterested Director by a majority of Disinterested Directors then on the Board of Directors.

          (8) “Fair Market Value” shall mean (1) in the case of stock, the highest closing sale price during the 30-day period commencing on the 40th day preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange Listed Stocks, or if such stock is not quoted on the New York Stock Exchange Composite Tape, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing sale price or bid quotation with respect to a share of such stock during the 30 day period commencing on the 40th day preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotations are available the fair market value on the date question in of a share of such stock as determined by a majority of the Disinterested Directors in good faith; and (2) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by a majority of the Disinterested Directors in good faith.

          (9) In the event of any Business Combination in which the Corporation survives the phrase any consideration other than cash to be received” as used in subparagraph (b)(2)(A) and (B) of this Paragraph 12 shall include the shares of Common stock and/or the shares of any other class series of outstanding Voting stock retained by the holders of such shares.

(10) “Announcement Date” shall mean the date of first public announcement of the proposed Business Combination.

(11) “Determination Date” shall mean the date on which the Interested Shareholder became an Interested Shareholder.

(12) “Consummation Date” shall mean the date of the consummation of the Business Combination.

          (13) The term “Voting Stock” shall mean all outstanding shares of capital stock of all classes and series of the Corporation entitled to vote generally in the election of directors of the Corporation, in each case voting together as a single class.

          (d) A majority of the Disinterested Directors shall have the power and duty to determine, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this Paragraph 12 including, without limitation:

(1) whether a person is an Interested Shareholder:

(2) the number of shares of Voting Stock beneficially owned by any person:

(3) whether a person is an Affiliate or Associate of another person:

(4) whether the requirements of subparagraph (b)(2) of this Paragraph 12 have been met with respect to any Business Combination:

          (5) whether the assets which are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has an aggregate Fair Market Value of $5,000.000 or more and

          (6) such other matters with respect to which a determination is required under this Paragraph 12. The good faith determination of a majority of the Disinterested Directors on such matters shall be conclusive and binding for all purposes of this Paragraph 12.

(e) Nothing contained in this Paragraph 12 shall be construed to relieve any Interested Shareholder from any fiduciary obligation imposed by law.

          (f) Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80 percent of the combined voting power of the Voting stock, voting together, as a single class shall be required to alter, amend or repeal this Paragraph 12 or to adopt any provisions inconsistent therewith; provided, however, that if there is an Interested Shareholder on the record date for the meeting at which such action is submitted to the shareholders for their consideration; such 80 percent vote must include the affirmative vote of at least two-thirds(2/3) of the combined voting power of the outstanding shares of Voting Stock held by shareholders other than the Interested Shareholder.

          (g) Nothing contained in this Paragraph 12 is intended, or shall be construed, to affect any of the relative rights, preferences or limitations, within the meaning of such terms under Section-801 (b)(12) of the New York Business Corporation Law or any successor statute, of any shares of any authorized class or series thereof of the Corporation, whether issued or unissued.

                              6.     The above-referenced amendments to the Certificate of Incorporation of the Corporation were authorized by the affirmative vote of all of the Directors present at a meeting of the Board of Directors of the Corporation held on the 9th day of February, 1990, a quorum being present, followed by the affirmative vote of the holders of a majority of the shares of Common Stock outstanding entitled to vote thereon at the regular annual meeting of the shareholders of the Corporation duly called and held on the 3rd day of April, 1990, a quorum being present.

                              IN WITNESS WHEREOF, we have made and subscribed this Certificate this 3rd day of April, 1990.

Paul J. Ganoi
President and Chief Operating
Officer

Gladys L. Cooper
Secretary

STATE OF NEW YORK	)
	)	SS.:
COUNTY OF DUTCHESS	)

                              GLADYS L. COOPER, being duly sworn, deposes and says that she is the Secretary of CENTRAL HUDSON GAS & ELECTRIC CORPORATION, the Corporation on whose behalf she executed the foregoing Certificate of Amendment, that she has read the foregoing Certificate of Amendment and knows the contents thereof, and that all the facts and matters set forth therein are true and correct to the best of her knowledge.

Gladys L. Cooper

Subscribed and sworn to before me this 3rd day of April, 1990

Rotary Public

LYOTA KALMAR Notary Public State of New York No. (ILLEGIBLE) (ILLEGIBLE) in (ILLEGIBLE) County Commission Expires Oct. 31, 1990

(ILLEGIBLE)

CERTIFICATE OF AMENDMENT OF THE CERTIFICATE OF INCORPORATION OF CENTRAL HUDSON GAS & ELECTRIC CORPORATION under Section 805 of the Business Corporation Law

(ILLEGIBLE)	GOULD & WILKIE
ONE WALL STREET
NEW YORK, NY 10005
ATTENTION: WILLIAM P. REILLY, ESQ.
(212) 344-5680

(ILLEGIBLE)